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                                  EXHIBIT 11.1

                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
               STATEMENT RE: COMPUTATION OF NET INCOME PER SHARE,
                      BASIC and DILUTED EARNINGS PER SHARE

                   ($ in thousands, except per share amounts)

                                              For the Nine Months
                                                      Ended           For the Quarter Ended
                                               September 30, 1998       September 30, 1998
                                              ---------------------------------------------
Net Income                                             $   35,945                $   13,252

Net Income per common share - basic (1)                      1.55                      0.57

Net income per common share - diluted (2)                    1.53                      0.56


1) The number of common shares outstanding used to compute net income per share
- basic was 23,189,299 for the nine months ended September 30, 1998, and 23,394,524 for the quarter ended September 30, 1998.

2) Diluted earnings per share for the nine months and the quarter ended September 30, 1998, was calculated based on weighted average shares outstanding of 23,569,021 and 23,831,297, respectively, which assumes the exercise of options covering 1,758,205 shares and computes incremental shares using the treasury stock method.